BRF S.A.

A Publicly Trade Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

EXTRACT OF MINUTES OF THE 2nd/14 ORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: February 27, 2014 at 9:00 a.m. at Rua Hungria, 1400 – 5th floor, São Paulo, SP. CHAIR: Abilio Diniz, Chairman; Edina Biava, Secretary. ATTENDANCE: The majority of effective members. RESOLUTIONS ADOPTED: 1. Changes in the members of the Board of Directors: The Board received resignation requests from the members of the Board of Directors submitted by Messrs. Décio da Silva, his alternate Sergio Luiz Silva Schwartz, and Simon Cheng. The Board thanked both Directors for the support rendered to the management organ, citing in particular Décio da Silva’s dedicated contribution to the Company during his term office, placing on record a vote of commendation in the name of the Director. Eduardo Silveira Mufarej, Brazilian, married, business administrator, enrolled in the tax register (CPF) under number 263.395.488-06, ID number 27.074.850-7 SSP/SP, resident and domiciled in the city and state of São Paulo-SP, was appointed to occupy a seat on the Board, ad referendum of the next General Meeting, the term of office to coincide with the other Directors expiring as of the E/AGM 2015.  Eduardo Mufarej will also sit on the Company’s Strategies and Markets Committee. 2. Approval of the Management Report, Financial Statements and other documents with respect to the fiscal year ending December 31, 2013 – The Financial Statements were approved for the Fiscal Year ending December 31, 2013 as well as the other pertinent documents. The Annual and Sustainability Report was also approved. 3. Approval of the documents for the E/AGM to be held on April 3, 2014 – The following documents for convening the E/AGMs to be held on April 3, 2014 were approved: convening notice, proposal of the Board of Directors, including the proposal for statutory amendments, Stock Option Plan and Stock Option Performance Plan for the Extraordinary and Annual General Meeting to be held on April 3, 2014. The matters approved under items 2 and 3 were discussed jointly with the Fiscal Council/Audit Committee. 4. Other Company matters of an internal nature. São Paulo, February 27, 2014. These minutes are an excerpt of the full Meeting of the Board of Directors and have been signed by the Directors in attendance: ABILIO DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice Chairmen; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; LUÍS CARLOS FERNANDES AFONSO; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; WALTER FONTANA FILHO and SIMON CHENG. EDINA BIAVA, Secretary.